Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into this 24th day of June, 2024 (the “Effective Date”), by and between John M. McCaffery (the “Executive”), Wayne Bank (the “Bank”), and Norwood Financial Corp (the “Company”).

WHEREAS, the Bank and the Company desire to employ the Executive as its Executive Vice President and Chief Financial Officer commencing on or about June 24, 2024 under the terms and conditions set forth herein; and

WHEREAS, the Executive has agreed to accept such executive position at the Bank and the Company on the terms set forth hereinafter; and

WHEREAS, the Boards of Directors of the Bank and of the Company believe it is in their mutual best interests to enter into this Agreement with the Executive in order to assure continuity of experienced management; and

WHEREAS, the parties desire by this writing to set forth the terms and conditions of the employment relationship of the Executive with the Bank and the Company.

NOW THEREFORE, in consideration of the covenants and the mutual agreements herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Defined Terms

When used anywhere in this Agreement, the following terms shall have the meaning set forth herein.

(a) “Change in Control” shall be deemed to occur on the earliest of any of the following events:

(i) Merger: The Bank or the Company merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank or is otherwise eligible to vote for the election of directors for the Company or the Bank immediately before the merger or consolidation;

(ii) Acquisition of Significant Share Ownership: There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Section 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Bank’s or the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of such voting securities held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding voting securities;

(iii) Change in Board Composition: Individuals who constitute the Company’s or the Bank’s Board of Directors on the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall be considered, for purposes of this clause (iii), as though he or she was a member of the Incumbent Board; or

(iv) Sale of Assets: The Bank and/or the Company sells to a third party all or substantially all of its, or their, assets.

The definition of Change in Control shall be construed to be consistent with the requirements of Section 409A of the Code and Treasury Regulations promulgated thereunder.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

(c) “Code §280G Maximum” shall mean the product of 2.999 and the Executive’s “base amount” as defined in Code §280G(b)(3).

(d) “Good Reason” with respect to the Executive’s Termination of Employment initiated by the Executive shall exist if, without Executive’s express written consent, any of the following occur:

(i) a material diminution in the Executive’s base compensation or Executive’s total compensation;

(ii)a material diminution in the Executive’s authority, duties, or responsibilities, including a requirement that Executive no longer serve as the Executive Vice President and Chief Financial Officer of the Bank and the Company and/or no longer continues to report directly to the President and Chief Executive Officer of the Bank and the Company; or

(iii) a material change in the geographic location of the Executive’s assigned office; or

(iv) a material breach of this Agreement by the Bank or the Company, or any successor entities.

Notwithstanding the foregoing, a Termination of Employment shall be deemed to be for Good Reason hereunder only if (a) the Executive provides written notice to the Bank or the Company of the occurrence of one or more of the Good Reason conditions described herein within 90 days following the initial existence of such condition, (b) the Bank and/or the Company fails to cure such condition constituting Good Reason during the 30-day period immediately following its receipt of such notice (the “Cure Period”), and (c) the Executive thereafter terminates employment within 60 days following the conclusion of the Cure Period. In the event that the Bank and/or the Company shall remedy in good faith the event or condition constituting Good Reason during the Cure Period, then the Executive’s notice of termination shall be null and void, and the Bank and the Company shall not be required to pay the amount that would otherwise be due to the Executive upon Termination of Employment for Good Reason under Sections 10(d)(2) or 12(b).

(e) “Protected Period” shall mean the period that begins on the effective date of the Change in Control and ends on the first annual anniversary of the Change in Control.

2. Employment and Duties.

(a) As of June 24, 2024 or such other date agreed to by the parties, (“Employment Date”), the Executive is employed as the Executive Vice President and Chief Financial Officer of the Bank and of the Company. In each capacity, the Executive shall render such administrative and management services for the Bank and the Company as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank and the Company. The Executive’s other duties shall be such as the President and Chief Executive Officer of the Bank and the Company may from time to time reasonably direct, including normal duties as an officer of the Bank and the Company. The Executive’s employment shall be for no definite period of time, and the Executive, on one hand, and the President and Chief Executive Officer of the Company and/or the Bank, on the other hand, may terminate such employment relationship at any time for any reason or no reason. The at-will employment relationship shall remain in full force and effect regardless of any statements to the contrary made by Company or Bank personnel or set forth in any documents other than those explicitly made to the contrary and signed by an authorized representative of the Company and the Bank.

(b) Description of Job Duties: The Executive shall serve as the Executive Vice President and Chief Financial Officer of the Bank and the Company, reporting directly to the President and Chief Executive Officer of the Bank and the Company; performing such duties as are consistent with the Executive’s position as the Executive Vice President and Chief Financial Officer of the Bank and the Company and as are assigned from time to time by the President and Chief Executive Officer of the Bank and the Company or such Boards of Directors.

3. Base Compensation. The Bank agrees to pay the Executive during the term of this Agreement a salary at the rate of $340,000 per annum or such higher amount as may be determined from time to time (“Base Salary”), payable in cash installments not less frequently than monthly. The President and Chief Executive Officer and the Compensation Committee of the Board of Directors of the Bank shall review the Executive’s Base Salary and other components of compensation, not less often than annually. The Company hereby agrees that it shall be jointly and severally liable with the Bank for the payment of all amounts due under this Agreement.

4. Incentive Compensation. The Executive shall participate in an equitable manner with all other senior management employees of the Bank and the Company in discretionary incentive compensation that the Boards of Directors of the Bank and the Company may award from time to time to their senior management employees, including:

(i) Sign-on Equity Award. Following the commencement of employment, the Executive will receive an award of $25,000 of Company common stock valued as of the date of such award. The terms and conditions of this stock award will be detailed in a Restricted Stock Award Agreement approved by the Compensation Committee of the Board of Directors of the Company and will provide for a five-year vesting period at the rate of 20% per year beginning one year after the award date. This equity award will be considered part of the Executive’s 2024 guaranteed annual cash bonus award. The Sign-on Equity Award noted above will provide for the acceleration of vesting of such award upon a Change in Control of the Company or the Bank or upon the involuntary termination of employment of the Executive by the Company or the Bank, absent termination for “Just Cause” as defined in this Agreement.

(ii) Bank’s Executive Annual Incentive Plan. The Annual Cash Bonus Plan provides a bonus payout of up to 35% of annual salary for the Executive’s position as Executive Vice President and Chief Financial Officer based upon company and individual performance metrics. For 2024, the Bank will guarantee a cash bonus calculated at the target performance level of 25% or $85,000. The Sign-On Equity Award of $25,000 of Restricted Stock noted above will be deemed to be part of the Executive’s 2024 Annual Cash Bonus Award, and the balance of such bonus award ($60,000) will be paid in cash to the Executive no later than March 15, 2025. Future Annual Cash Bonus awards will be based upon established performance goals which will include both Company and individual goals.

(iii) Annual Restricted Stock Awards. The Company’s Equity Incentive Plan provides for restricted stock awards from time to time based upon Company and individual performance metrics. Such stock awards vest over a five-year period. The Executive may be eligible for consideration of an award under this plan in December 2024.

5. Participation in Retirement, Medical and Other Plans.

(a) During the term of this Agreement, the Executive shall be eligible to participate in the employee benefit plans generally applicable to employees of the Bank, including: group hospitalization, disability, health, dental, sick leave, life insurance, travel and/or accident insurance, retirement, pension, and/or other present or future tax-qualified and non-tax-qualified plans sponsored by the Bank.

(b) Within the sole discretion of the Compensation Committee of the Board of Directors of the Company, the Executive may be eligible to participate in any other compensation and fringe benefits which are or may become available to the Bank’s and the Company’s senior management employees, including for example: any stock option, restricted stock and incentive compensation plans, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Executive under this Agreement.

The Executive shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Bank and the Company. Additionally, the Executive shall be entitled to:

(i) Banking Industry Functions. The Executive may devote reasonable time attending seminars and meetings sponsored by the Pennsylvania Bankers Association, the American Bankers Association and other banking or educational organizations at the expense of the Bank upon the approval of the President and Chief Executive Officer of the Bank.

(ii) Automobile. The Executive shall be provided with an automobile allowance equal to $600 per month.

(iii) Other Perquisites and Benefits. The Executive shall be entitled to receive such other perquisites and fringe benefits as the President and Chief Executive Officer of the Bank reasonably deems appropriate in his sole discretion, including use of a company issued personal laptop computer and an appropriate cell phone and cell phone service.

6. Term. The Bank and the Company hereby employ the Executive, and the Executive hereby accepts such employment in accordance with the terms set forth in this Agreement. This Agreement shall commence as of the Effective Date and shall expire thirty-six (36) months thereafter unless otherwise extended (“Term”) (or such earlier date as is determined in accordance with Sections 10 or 12). On each annual anniversary date of the Effective Date, the Term of this Agreement shall automatically be extended for an additional 12 months unless either party has beforehand provided the other party with written notice that this Agreement shall not be extended at such time. The Term shall be the initial Term and as adjusted for any further extensions approved thereafter.

7. Loyalty; Noncompetition; Nondisclosure.

(a) Loyalty. During the period of his employment hereunder and except for periods of illnesses, reasonable vacation periods, and reasonable and/or lawful leaves of absence, the Executive shall devote substantially all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not present any conflict of interest with the Bank, the Company or any of their subsidiaries or affiliates or unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. Except with the prior written approval of the President and Chief Executive Officer of the Bank, the Executive shall not engage in any other business or commercial activities, duties or pursuits, during the term of this Agreement. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Bank or the Company, nor may the Executive serve as a director or officer or in any other capacity in a company or financial institution which competes with the Bank or the Company. Investments and personal activities not resulting in material compensation or a conflict of interest with the Bank or the Company shall not be deemed a breach of the restrictions of this paragraph. Participation in trade associations, charitable, civil or similar not-for-profit or philanthropic organizations, including service as an officer, trustee or director, shall not be deemed a breach of this Agreement, but the total amount of time spent by the Executive in such activities during normal working hours shall be periodically reviewed by the President and Chief Executive Officer of the Bank.

(b) Non-competition and Non-Solicitation. The parties hereto agree as follows:

(i) if the Executive terminates his employment other than for Good Reason or if the Bank or the Company shall terminate the Executive’s employment for Just Cause (as hereinafter defined, then for a period of one (1) year following the Executive’s Termination of Employment (“Non-Compete Period”), the Executive shall not, without the prior written consent of the Bank, the Company or any successors thereto (collectively, the “Companies”), directly or indirectly, whether or not for compensation, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name or any similar name to, lend Executive’s credit to, or render services or advice to, any business, including a savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, mortgage company, credit union or similar type financial institution (including, without limitation, a de novo financial institution in its organizational phase), or any direct or indirect subsidiary or affiliate of such entity, whose products or activities compete or would compete in whole or in part with the products, services or activities of the Company or its subsidiaries in the market areas of the Commonwealth of Pennsylvania within the counties of Lackawanna, Luzerne, Monroe, Pike and Wayne, or within the State of New York within the counties of Delaware, Sullivan, Ontario, Otsego and Yates, or any future market areas of the Bank or the Company (defined as the geographic area within fifty (50) miles of any newly established branch office or loan production office opened during the period of Executive’s employment) (the “Non-Compete Area”). The Executive agrees that this covenant and restriction is reasonable with respect to its duration, geographical area, and scope.

(ii) for a period of one (1) year following the Executive’s Termination of Employment (“Non-Solicitation Period”), the Executive will not, directly or indirectly, either for himself or any other Person (as defined herein), (A) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, (B) in any way interfere with the relationship between the Company or its subsidiaries and any employee of the Company or its subsidiaries, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company or its subsidiaries, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company or its subsidiaries. During the Non-Solicitation Period, the Executive will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to the Executive to be a customer of the Company or its subsidiaries, whether or not the Executive had personal contact with such Person, with respect to banking and financial services products or activities which compete in whole or in part with the banking and financial services products or activities of the Company or its subsidiaries. For purposes of this Agreement, “Person” shall include an individual, trust, estate, corporation, limited liability company, savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, mortgage company, credit union or similar type financial institution, including, without limitation, a de novo financial institution in its organizational phase.

(iii) The parties hereto, recognize that irreparable injury will result to the Companies and their business and property in the event of the Executive’s breach of this Section 7(b) of the Agreement. Therefore, in the event of any alleged breach of the provisions of this Section 7(b) asserted by the Companies, the Executive hereby consents to an injunction in favor of the Companies with respect to such alleged breach and associated conduct, in addition to any other remedies and damages available, to restrain the violation hereof by the Executive, the Executive’s partners, agents, servants, employers, employees and all persons acting for or with the Executive. The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other industries and/or of a different nature than the Companies, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Companies from pursuing any other remedies available to the Companies for such breach or threatened breach, including the recovery of damages from the Executive.

(iv) The provisions of this Section 7(b) shall survive the expiration or termination of this Agreement.

(c) Unauthorized Disclosure; Confidentiality. Except as required by law, at no time during the period of his employment hereunder and thereafter, shall the Executive, without the written consent of the Boards of Directors of the Bank or the Company, or a person authorized thereby, knowingly disclose to any person, other than an employee of the Bank or the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Bank or the Company, any material confidential information obtained by him while in the employ of the Bank or the Company with respect to any of the Bank’s or the Company’s services, products, improvements, formulas, designs or styles, processes, customers, methods of distribution of any business practices the disclosure of which he knows will be materially damaging to the Bank or the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Bank and the Company. The provisions of this Section 7(c) shall survive the expiration or termination of this Agreement.

(d) Nothing contained in this Section 7 shall be deemed to prevent or limit the Executive’s right to invest in the capital stock or other securities of (i) any business dissimilar from that of the Bank or the Company; or (ii) any other business if the Executive does not acquire an ownership interest of more than 2% in such business; provided that the Executive shall make full disclosure to the President and Chief Executive Officer of the Company and its Board of Directors of such ownership interests referenced at subparagraph d(ii) in advance of acquiring such interest.

8. Standards. The Executive shall perform his duties under this Agreement in accordance with such reasonable standards as the President and Chief Executive Officer and the Boards of Directors of the Bank and the Company may establish from time to time. The Bank and the Company will provide Executive with the working facilities and staff customary for similar executives and necessary for him to perform his duties. Without limiting the foregoing, the Bank and the Company shall make reasonable accommodations for the Executive to perform some of his services remotely (including working from home) to the extent that remote performance does not compromise Executive’s ability to fulfill his obligations hereunder.

9. Paid Leave. The Executive shall be entitled to annual paid-time-off (PTO) leave in accordance with the policies that the Board periodically establishes for senior management employees of the Bank, which provides for 27 calendar days of PTO in 2025 and pro rated PTO in 2024 based upon the Executive’s Employment Date. In addition, the Executive shall be entitled to an annual sick leave benefit as established by the Board of Directors of the Bank which is set at seven calendar days in 2024.

10. Termination and Termination Pay. Subject to Section 12 hereof, the Executive’s employment hereunder may be terminated under the following circumstances:

(a) Death. The Executive’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Executive’s estate shall be entitled to receive the compensation due the Executive through the last day of the calendar month in which his death occurred.

(b) Disability. The Bank and the Company may terminate the Executive’s employment due to Disability. “Disability” shall mean termination because of any permanent and total physical or mental impairment that restricts Executive from performing all, or substantially all, of the essential functions of the Executive’s job duties and responsibilities. Such termination shall be without prejudice to any right the Executive may have to receive benefits under any long-term disability insurance plan maintained by the Bank or the Company.

(c) Just Cause. The Boards of Directors of the Bank or the Company may, acting in good faith, determine to terminate the Executive’s employment for Just Cause at any time by furnishing written notice to the Executive. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause other than previously vested benefits not subject to forfeiture. Termination of employment for “Just Cause” by the Board of Directors of the Bank or the Company shall include termination upon:

(1) the Executive’s conviction (including by a plea of guilty, no contest, or nolo contendere) of any felony;

(2) if the Executive shall have engaged in conduct involving fraud, deceit, personal dishonesty, breach of fiduciary duty or illegal conduct in his or her business or personal matters which, in the good faith and reasonable judgment of the Boards of Directors, has materially and adversely affected, or is reasonably likely to materially and adversely affect, the business or reputation of the Company or the Bank;

(3) the Executive’s willful failure to adequately perform his duties and responsibilities to the Bank or the Company, including material compliance with policies and procedures of the Bank or the Company, which failure continues after the Bank or the Company has provided to the Executive written notice of the failure;

(4) if the Executive shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Bank or the Company which, in the good faith and reasonable judgment of the Boards of Directors, has materially and adversely affected, or may materially and adversely affect, the business or reputation of the Company or the Bank;

(5) any misconduct by the Executive, that constitutes fraud, embezzlement or material dishonesty with respect to the Bank or the Company;

(6) any government banking regulatory agency’s formal recommendation or order that the Bank or the Company terminate the employment of the Executive or relieve him of his duties;

(7) the Executive’s willful failure to comply with any valid and legal directive of the President and Chief Executive Officer or the Board of Directors of the Bank or the Company which (i) has a material adverse impact on the operations or causes substantial harm to the Bank or the Company, and (ii) continues thirty (30) days after the Bank or the Company has provided to the Executive written notice of the failure;

(8) any gross negligence in the performance of his duties hereunder or material breach of this Agreement by the Executive which (i) has a material adverse impact on the operations or causes substantial harm to the Bank or the Company, and (ii) continues thirty (30) days after the Bank or the Company has provided to the Executive written notice of the gross negligence or breach; or

(9) if the Executive shall have filed, or had filed against him, any petition under the federal bankruptcy laws or any state insolvency laws.

None of the above which are capable of being cured shall be grounds for termination until Bank or the Company gives notice thereof to the Executive and the Executive fails to cure such failure or violation within thirty (30) days of said notice. No act, or failure to act, on the Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank and the Company.

The Bank or the Company may terminate the Executive’s employment for Just Cause without notice and opportunity to cure upon receipt of a final written directive or order of any governmental body or entity having jurisdiction over the Bank or the Company requiring termination or removal of the Executive from the positions referenced in Section 2 of this Agreement.

(d) Without Just Cause; Constructive Discharge. The President and Chief Executive Officer or the Boards of Directors of the Bank or the Company may, by written notice to the Executive, terminate the Executive’s at-will employment relationship at any time for any reason or no reason. Termination of employment of the Executive by one entity, whether by the Bank or the Company, shall also constitute simultaneous termination of employment by the other entity and all related subsidiaries and affiliates thereof.

(1) Except for termination of employment by the Bank and the Company during the Protected Period or upon termination for Just Cause, in the event of the involuntary termination of employment of the Executive by the President and Chief Executive Officer or the Boards of Directors of the Bank or the Company, the Executive shall be entitled to receive the following compensation and benefits: (i) a lump sum payment equal to the Base Salary then in effect that would be payable for a period of one year thereafter (the “Severance Period”). All amounts payable to the Executive in accordance with Section 10(d)(1) shall be paid in one lump sum within ten (10) days of such termination of employment. Notwithstanding anything herein to the contrary, in the event of the involuntary termination of employment of the Executive during the Protected Period, severance benefits will be determined in accordance with Section 12 hereinafter. Notwithstanding the foregoing, in the event that the Bank or the Company shall terminate the employment of the Executive upon a determination by its Board of Directors that such termination of employment is as a result of Just Cause, then no such payments will be due and payable to the Executive in accordance with this Section 10(d)(1) or Section 12.

(2) The Executive shall be entitled to receive the compensation and benefits payable under subsection 10(d)(1) hereof (i) in the event that the Executive voluntarily terminates employment within 90 days of an event that constitutes Good Reason which remains uncured during the Cure Period by the Bank and/or the Company following such written notice furnished by the Executive (unless such voluntary termination occurs during the Protected Period, in which event the benefits and compensation provided for in Section 12 shall apply).

(e) Termination or Suspension Under Federal Law.

(1) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank and the Company under this Agreement shall terminate, as of the effective date of the order without further notice, but vested rights of the parties shall not be affected.

(2) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Bank and the Company under this Agreement shall terminate as of the date of default without further notice; however, this paragraph shall not affect the vested rights of the parties.

(f) Voluntary Termination by Executive. Subject to Section 12(a)(ii) hereof, the Executive may voluntarily terminate employment with the Bank and the Company during the term of this Agreement, upon at least ninety (90) days’ prior written notice to the Board of Directors, in which case the Executive shall receive only his compensation, vested rights and employee benefits up to the date of his termination of employment (unless such termination occurs pursuant to Section 10(d)(2) hereof or within the Protected Period, in which event the benefits and compensation provided for in Sections 10(d) or 12, as applicable, shall apply).

10. Work Location. During the Executive’s transition period with the Bank’s Chief Financial Officer serving at the time of the Executive’s Employment Date (“Incumbent CFO”) and his relocation from Long Island, NY to Sullivan County, NY during your first year of employment, the Bank understands that the Executive may work remotely from time to time during the transition period up to two days per week when needed. It is the Bank’s understanding that the Executive will be fully on-site at the main office in Honesdale, Pennsylvania, during the transition period with the Incumbent CFO.

11. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

12. Change in Control Severance Payments.

(a) Trigger Events. In lieu of the severance benefits provided under Section 10(d), the Executive shall be entitled to collect the severance benefits set forth in Section 12(b) hereof in the event that (i) the Bank or the Company or their successor(s) in interest terminate the Executive’s employment without his written consent and for any reason other than Just Cause during the Protected Period, or (ii) the Executive voluntarily terminates employment within 90 days of an event that both occurs during the Protected Period and the reason for such termination constitutes Good Reason. Notwithstanding anything herein to the contrary, any notice of Termination of Employment for Good Reason furnished by the Executive to the Bank or the Company following a Change in Control shall not be effective prior to the date that is three (3) months following the date of the Change in Control, and the Executive shall continue to work through such period and continue to be paid for such time, unless the Bank or the Company shall agree in writing to an earlier effective date of such Termination of Employment.

(b) Amount of Severance Benefit. If the Executive becomes entitled to collect severance benefits pursuant to Section 12(a) hereof, the Bank shall pay the Executive:

(i) a severance benefit equal to 200% of the Base Salary in effect as of the date of such Change in Control, plus

(ii) the payment of a pro rata payout under the Annual Cash Bonus Plan to be calculated for the plan year containing such Change in Control calculated for the number of days from January 1 of such plan year through the effective date of the Change in Control.

Subject to Section 21 hereof, said sum shall be paid in one lump sum within ten (10) days of the later of (i) the date of the Change in Control and (ii) the Executive’s last day of employment with the Bank or the Company, or the respective successors thereto.

13. Indemnification. Except as may be limited in accordance with Section 22(a) herein, the Bank and the Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of him having been an officer, director or employee of the Bank and/or the Company (whether or not he continues to be an officer, director or employee at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the cost of reasonable settlements.

14. Additional Officer Assignments. The Executive agrees to serve without additional compensation, if elected or appointed thereto, as an officer in one or more officer positions or as a director of any subsidiary of the Company or the Bank; provided, however, the Executive shall not be required to serve in such additional officer positions or as a director of any subsidiary, if such service would expose him, as an individual, to adverse financial conditions.

15. Reimbursement of Executive for Enforcement Proceedings. In the event that any dispute arises between the Executive and the Bank or the Company as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Executive takes to defend against any action taken by the Bank or the Company, the Executive shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Executive obtains either a written settlement or a final judgment by a court of competent jurisdiction substantially in his favor. Such reimbursement shall be paid within ten (10) days of Executive’s furnishing to the Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Executive.

16. Federal Income Tax Withholding. The Bank and the Company may withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.

17. Successors and Assigns.

(a) Bank and Company. This Agreement shall not be assignable by the Bank and the Company, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank and the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or the Company.

(b) Executive. Since the Bank and the Company are contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank and the Company; provided, however, that nothing in this paragraph shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(c) Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

18. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

19. Applicable Law. Except to the extent preempted by Federal law, the laws of the Commonwealth of Pennsylvania shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

20. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

21. Tax Liabilities and Code Section 409A. The Executive is solely responsible for the satisfaction of any tax liability, including, but not limited to, any taxes and penalties that may arise under Sections 409A (“Section 409A”) or 4999 of the Code, that may result from any payments or benefits that the Executive receives pursuant to this Agreement or otherwise. Any such payments or benefits received shall be subject to reduction for any applicable employment or withholding taxes. Neither the Bank nor the Company shall have any obligation to pay, mitigate, or protect the Executive from any such tax liabilities. However, if the Bank or the

Company determines in good faith in either of their sole discretion that the Executive is a key employee of a public company as defined in Section 416(i) of the Code (disregarding Section 416(i)(5)) at the time of his termination of employment, the Bank and the Company shall suspend paying the Executive any cash amounts that he is entitled to receive pursuant to Sections 6, 10, or 12 above during the six-month period following termination of the Executive’s employment (the “409A Suspension Period”), unless the Bank and the Company reasonably determine that paying such amounts in accordance with Sections 6, 10, or 12 will not result in the Executive’s liability for additional tax under Section 409A. As soon as reasonably practical after the end of the 409A Suspension Period, the Executive shall receive a lump sum payment in cash for an amount equal to any cash payments that the Bank and the Company do not make during the 409A Suspension Period. Thereafter, the Executive will receive any remaining payments pursuant to Sections 6, 10 or 12 in accordance with the terms of those Sections (as if there had not been any suspension of payments).

22. Regulatory Exclusions.

(a) Notwithstanding anything herein to the contrary, any payments made or to be made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC Section 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments promulgated thereunder, to the extent such laws and regulations are applicable to the Company and the Bank.

(b) IRC 280G Cutback. (i) Notwithstanding any provision of this Agreement to the contrary, all sums payable in accordance with Section 12(b) hereunder shall be reduced in such manner and to such extent, but not below zero dollars, so that no such payments made in good faith hereunder when aggregated with all other payments to be made to the Executive by the Bank, the Company or any successors thereto, shall be deemed an “excess parachute payment” for purposes of Section 280G of the Code, and thereby subjecting the Executive to liability for the payment of the excise tax provided at Section 4999(a) of the Code. The Bank’s independent public accountants will confirm the calculation of any necessary reduction in any payments to be made to the Executive, and the Company or Bank will pay the professional fees for the accountant’s determination.

(ii) With respect to the payments payable pursuant to Section 12(b) herein, the value of the restrictions set forth in Section 7(b) herein shall be recognized in any calculation with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code, by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to the fair value of the non-competition and non-solicitation restrictions under Section 7 herein (the “Appraised Value”). The Bank, at the Bank’s expense, shall obtain an independent appraisal to determine the Appraised Value. The Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A-40 of the regulations under Section 280G of the Code; and accordingly, any aggregate parachute payments, as defined in Section 280G of the Code, will be reduced by the Appraised Value.

23. Entire Agreement. This Agreement, together with any modifications hereafter as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto with respect to the terms and conditions of employment of the Executive with the Bank and the Company and shall supersede any prior agreements or understandings, whether written or oral.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:	WAYNE BANK

/s/ William S. Lance	By:	/s/ James O. Donnelly
Secretary		James O. Donnelly
	Its:	President and Chief Executive Officer

NORWOOD FINANCIAL CORP

/s/ William S. Lance	By:	/s/ James O. Donnelly
Secretary		James O. Donnelly
	Its:	President and Chief Executive Officer

WITNESS:	EXECUTIVE

/s/ Pamela L. McCaffery	/s/ John M. McCaffery
John M. McCaffery